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                                                            EXHIBIT 99(a) (xii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The offer is made solely by the Offering Circular dated October 15, 1998, and the related Letter of Transmittal which are being mailed to all holders of Shares. Capitalized terms not defined in this announcement are defined in the Offering Circular. The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Cellular Communications of Puerto Rico, Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                           Notice of Offer to Exchange
                                       by
                  Cellular Communications of Puerto Rico, Inc.
                         15% Subordinated Notes Due 2008
         For Up To 3,500,000 Shares Of Its Common Stock, Par Value $.01



         Cellular Communications of Puerto Rico, Inc. ("CCPR" or the "Company") hereby offers (the "Offer"), upon the terms and subject to the conditions set forth in the Offering Circular (the "Offering Circular") dated October 15, 1998, and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $15.00 principal amount of a new issue of 15% Subordinated Notes due 2008 (the "Notes") in exchange for each share of its Common Stock, par value $.01 share (the "Common Stock" or "Shares"), up to 3,500,000 shares (although the Company may determine to accept a greater or lesser number of Shares in accordance with the provisions for modifying the terms of the Offer set forth in the Offering Circular and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The information contained in the Offering Circular and Letter of Transmittal is incorporated by reference herein in its entirety.



               THE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,
              ON NOVEMBER 12, 1998, UNLESS THE OFFER IS EXTENDED.


         The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions set forth in the Offering Circular.
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         The purpose of the Offer is to provide to Shareholders who seek to discontinue an equity position as holders of Common Stock in the Company an opportunity to obtain an alternative return on their investment in the Company through the exchange of their Shares for Notes, and to reduce the equity capitalization of the Company.

         Notes will be issued in the amount of $15.00 of principal amount for each share of Common Stock tendered and accepted and will be issued in denominations of $15.00 and multiples thereof. Interest on the Notes will accrue from November 15, 1998, and be payable on May 15 and November 15. After the second semiannual interest payment on November 15, 1999, interest may, at the option of CCPR, be paid in whole or in part, in cash or through the issuance of additional Notes. The Notes are redeemable at the Company's option at any time after November 15, 1999 at 102% of principal amount plus accrued interest to the redemption date. The Notes will be subordinated to all Senior Indebtedness of the Company.

         The Board of Directors of the Company has approved the Offer. Neither the Company nor its Board of Directors, however, makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender such shareholder's Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered.

         Notwithstanding any other provision of the Exchange Offer, the Company's obligation to accept for exchange, and to exchange, shares of Common Stock properly tendered and not withdrawn pursuant to the Exchange Offer is conditioned upon certain conditions. If the conditions of the Exchange Offer are satisfied or waived and the shares of Common Stock are accepted by the Company for exchange, the Notes will be exchanged on or promptly after the date on which the shares of Common Stock are accepted for exchange. Under no circumstances will any interest be payable because of any delay in the transmission of Notes or funds to holders of shares of Common Stock. Subject to applicable securities laws and the terms set forth in the Offering Circular, the Company reserves the right (i) to waive any and all conditions to the Exchange Offer, (ii) to extend the Exchange Offer or (iii) otherwise to amend the Exchange Offer in any respect.

         Any beneficial holder of shares of Common Stock desiring to tender all or any portion of his shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificates representing tendered shares of Common Stock and any other required documents, to Continental Stock Transfer & Trust Company (the "Exchange Agent") or tender such shares of Common Stock pursuant to the procedure for book-entry transfer set forth in the Offering Circular or (2) request his broker, dealer, commercial bank, trust company or nominee to effect the transaction for him. Beneficial holders whose shares of common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to

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tender their shares of Common Stock. Holders who wish to tender shares of Common
Stock and whose certificates representing such shares of Common Stock are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in the Offering Circular.

         Upon the terms and subject to the conditions of the Offer, if more than 3,500,000 Shares (or such greater or lesser number of Shares as the Company may determine to exchange pursuant to the Offer in accordance with the provisions for modifying the Offer set forth in the Offering Circular, and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Exchange Act) have been validly tendered and not properly withdrawn prior to the Expiration Date, Shares will be accepted and Notes will be allocated to tendering stockholders on a pro rata basis based on the number of Shares tendered by each tendering stockholder. The Company will accept from each tendering stockholder that number of Shares equal to 3,500,000 (or such greater or lesser number of Shares as the Company may determine to accept as described above) multiplied by a fraction, the numerator of which is the total number of shares validly tendered by such tendering stockholder and the denominator of which is the total number of the Shares validly tendered by all tendering stockholders. The number of Shares will be rounded up or down as nearly as practicable to result in the tender of whole Shares rather than fractional Shares. Any Shares not accepted by the Company as a result of the allocation described above will be returned promptly to the tendering stockholder.

         The Company expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any Shares or, regardless of whether such Shares were thereto fore accepted for exchange, to delay the exchange of any Shares pursuant to the Offer or to terminate the Offer and not accept for exchange any Shares, if any of the conditions to the Offer specified in the Offer fail to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) to waive any condition to the Offer and accept all the Shares tendered; and (iii) at any time, or from time to time, to amend the terms of the Offer in any respect, including altering the Exchange Offer Consideration or increasing or decreasing the number of Shares the Company will accept. The reservation by the Company of the right to delay exchange or acceptance for exchange of Shares is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Shares deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Offer.

         Although the Company has no current intention to do so, if it should modify the Exchange Offer Consideration, the modified consideration would be applicable with regard to all shares of Common Stock accepted in the Offer, including those tendered before the announcement of the modification. If the Exchange Offer Consideration is modified, or the number of Shares to be accepted is increased or decreased (except for an increase of less

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than 271,740 Shares) the Offer will remain open at least ten business days from the date the Company gives notice by public announcement or otherwise, of such.

         Tenders of Shares may be withdrawn at any time prior to the Expiration Date as such date may be extended. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of forty (40) business days from the commencement of the Offer unless accepted for exchange prior to that date. Holders who wish to exercise their right of withdrawal with respect to the Offer must give written notice of withdrawal, delivered by mail or hand delivery or facsimile transmission, to the Exchange Agent at its address set forth below prior to the Expiration Date or at such other time provided in the Offer. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn (the "Depositor"), the name in which the Shares are registered, if different from that of the Depositor, and the number of the Shares to be withdrawn prior to the physical release of the certificates to be withdrawn. If tendered Shares to be withdrawn have been delivered or identified through confirmation of book-entry transfer to the Exchange Agent, the notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with with drawn Shares. The notice of withdrawal must be signed by the registered holder of such Shares in the same manner as the applicable Letter of Transmittal (including any required signatures), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Shares. Withdrawal of tenders of shares may not be rescinded, and any Shares withdrawn will be deemed not validly tendered thereafter for purposes of the Offer. However, properly withdrawn Shares may be tendered again at any time prior to the Expiration Date by following the procedures for tendering Shares that were not previously tendered as described elsewhere in the Offer.

         The Notes issued upon exchange of shares of Common Stock will be issued by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 3(a)(9) thereof. The Company believes that the Notes issued by the Company to holders of Common Stock not deemed affiliates (as defined under Rule 144 of the Securities Act of 1933, as amended) upon the exchange of shares of Common Stock will be freely tradeable by such holders of Common Stock because such Common Stock has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended. Holders of Common Stock deemed affiliates will be subject to the restrictions contained in Rule 144.

         An application Form T-3 will be filed with the Securities and Exchange Commission (the "SEC") on or about the date of the Offer for qualification under the Trust Indenture Act of 1939 of the Indenture under which the Notes will be issued. The Offer is conditioned upon the Indenture being qualified under the Indenture Act. No Shares will be accepted, and no Notes will be issued until such qualification is effective.

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         The information required to be disclosed by Rule 13e-4(d)(1) under the
Securities Exchange Act of 1934, as amended, is contained in the Offering Circular and is incorporated herein by reference. The Offering Circular and the related Letter of Transmittal are being mailed to record holders of Shares as of October 15, 1998, and are being furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners.

         The Offering Circular and the Letter of Transmittal contain Important Information which should be read carefully before any tenders are made.

         Questions and requests for assistance or for copies of the Offering Circular, the Letter of Transmittal and other documents may be directed to D.F. King & Co., Inc. (the "Information Agent") at its address and telephone number set forth below, and copies will be furnished promptly at the Company's expense. The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Officers, directors and regular employees of the Company may solicit tenders of Shares, but they will not receive additional compensation thereof.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (888) 414-5566


                      The Exchange Agent for the Offer is:

                   Continental Stock Transfer & Trust Company
                                   2 Broadway
                            New York, New York 10004
                            (212) 509-4000, Ext. 535



October 15, 1998

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